Exhibit 99.(a)(1)(E)
NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT
     If you previously elected to accept Concho Resources Inc.’s (“Concho Resources”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and hand-deliver or deliver via overnight courier it to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please contact David W. Copeland at (432) 683-7443.
To Concho Resources:
     I previously received a copy of the Offer to Amend documents (dated November 29, 2007), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and reject the Offer to amend my Eligible Option(s). I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.
     I understand that in order to reject the Offer, I must sign and deliver this Notice to Concho Resources by hand-delivery or delivery via overnight courier to David W. Copeland at Concho Resources, 550 W. Texas, Suite 1300, Midland, TX 79701 before 11:59 p.m., CST, on December 28, 2007, or if Concho Resources extends the deadline to amend the Eligible Option(s), before the extended expiration of the Offer.
     By rejecting the Offer, I understand that my Eligible Option(s) will not be amended and will continue to be governed by the terms of the existing option agreement(s) between Concho Resources and me.
     I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.
     I do not accept the Offer to amend the following Eligible Option(s):

Grant Number	Grant Date	Exercise Price	Share Outstanding

Optionee Signature	Date

Name (Please Print)	Employee ID/Social Security Number

Email address

Option Holder Spousal Signature	Social Security Number

Option Holder Spousal Name (Please Print)	E-mail address Date